                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                        iSTAR FINANCIAL INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                              ISTAR FINANCIAL INC.
                          1114 Avenue of the Americas
                                   27th Floor
                            New York, New York 10036
                                 April 8, 2002

Dear Shareholder:

    We cordially invite you to attend our 2002 annual meeting of shareholders. We will hold the meeting at the Sofitel Hotel, 45 West 44th Street, New York, New York on May 29, 2002 at 8:30 a.m. local time.

    At the annual meeting, we will ask the holders of our common stock and the holders of our Series B, C and D preferred stock to:

    (1) elect eight directors to the Board of Directors;

    (2) consider and vote upon a proposal to approve and adopt the iStar Financial High Performance Unit Program; and

    (3) consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2002.

    The attached Proxy Statement contains details of the proposals to be voted on at the annual meeting and other important matters. We encourage you to read the Proxy Statement carefully.

    YOUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE ELECTION OF THE EIGHT NOMINEES AS DIRECTORS, THE APPROVAL AND ADOPTION OF THE iSTAR FINANCIAL HIGH PERFORMANCE UNIT PROGRAM AND THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS ARE IN iSTAR FINANCIAL'S BEST INTERESTS AND THE BEST INTERESTS OF OUR SHAREHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THESE PROPOSALS.

    We cordially invite all shareholders to attend the annual meeting in person. Any shareholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

                                          Sincerely,

                                          [LOGO]

                                          Jay Sugarman
                                          Chairman of the Board and Chief
                                          Executive Officer

                              ISTAR FINANCIAL INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of iStar Financial Inc., a Maryland corporation, will be held at the Sofitel Hotel, 45 West 44th Street, New York, New York on May 29, 2002 at 8:30 a.m. local time, for the following purposes as further described in the accompanying proxy statement:

    1. To elect to the Board of Directors eight members to hold office until the annual meeting of shareholders held in 2004. The nominees to the Board of Directors are the following: Jeffrey G. Dishner, Andrew L. Farkas, Madison F. Grose, Robert W. Holman, Jr., Robin Josephs, Merrick R. Kleeman, Matthew J. Lustig and George R. Puskar.

    2. To consider and vote upon a proposal to approve and adopt the iStar Financial High Performance Unit Program.

    3. To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002.

    4. To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

    The Board of Directors has fixed April 3, 2002 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment of the meeting. Holders of record of our common stock and our 9.375% Series B Cumulative Redeemable Preferred Stock, 9.20% Series C Cumulative Redeemable Preferred Stock, and 8.00% Series D Cumulative Redeemable Preferred Stock at the close of business on that day will be entitled to vote at the annual meeting.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          Geoffrey Dugan
                                          Assistant Secretary
                                          New York, New York
                                          April 8, 2002

--------------------------------------------------------------------------------

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.
--------------------------------------------------------------------------------

                              ISTAR FINANCIAL INC.
                          1114 AVENUE OF THE AMERICAS
                                   27TH FLOOR
                            NEW YORK, NEW YORK 10036

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 29, 2002

    We are sending this proxy statement to holders of our common stock and holders of our Series B, C and D preferred stock on or about April 8, 2002 in connection with the solicitation by our Board of Directors of proxies to be voted at our 2002 Annual Meeting of Shareholders or at any postponement or adjournment of the meeting.

    This proxy statement is accompanied by a copy of our Annual Report to Shareholders for the year ended December 31, 2001.

ABOUT THE MEETING

    WHO IS ENTITLED TO VOTE AT THE MEETING?

    Only holders of record of our common stock and holders of record of our Series B, C and D preferred stock at the close of business on April 3, 2002 are entitled to receive notice of and to vote at the annual meeting or at any postponement or adjournment of the meeting. On the record date, there were 88,054,622 issued and outstanding shares of common stock, 2,000,000 issued and outstanding shares of Series B preferred stock, 1,300,000 issued and outstanding shares of Series C preferred stock and 4,000,000 issued and outstanding shares of Series D preferred stock.

    WHAT CONSTITUTES A QUORUM?

    The presence, either in person or by proxy, of the holders of a majority of the outstanding common stock and Series B, C and D preferred stock, considered as a single class, on the record date is necessary to constitute a quorum at the annual meeting.

    WHAT ARE THE VOTING RIGHTS OF SHAREHOLDERS AND WHAT VOTE IS NEEDED TO APPROVE EACH PROPOSAL?

    Each shareholder is entitled to one vote for each share of common stock registered in the shareholder's name on the record date, and 0.25 votes for each share of Series B, C or D preferred stock registered in the shareholder's name on the record date. A plurality vote of the outstanding common stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, all voting as one class, is required for the election of directors. A majority vote of the votes cast at the meeting by holders of our common stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, all voting as one class, is required for approval and ratification of each other matter.

    HOW IS MY VOTE COUNTED?

    If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the annual meeting, the shares of common stock or preferred stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock or preferred stock will be voted FOR the proposals and as recommended by the Board of Directors with regard to all other matters in its discretion.

    Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY CARD?

    If you cast a vote by proxy, you may revoke it at any time before it is voted by giving written notice to our Secretary expressly revoking the proxy, by signing and forwarding to us a proxy dated later, or by attending the annual meeting and personally voting the common stock or preferred stock owned of record by you.

    WHO PAYS THE COSTS OF SOLICITING PROXIES?

    We will pay the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

                                  PROPOSAL 1:
                             ELECTION OF DIRECTORS

    Our Board of Directors consists of two classes, the Class I Directors and the Class II Directors. We elect one class of directors at each annual meeting of shareholders for a term of two years. Eight Class I Directors are to be elected at this annual meeting to hold office until the 2004 annual meeting. The nominees are Jeffrey G. Dishner, Andrew L. Farkas, Madison F. Grose, Robert W. Holman, Jr., Robin Josephs, Merrick R. Kleeman, Matthew J. Lustig and George R. Puskar.

    All of the nominees for director are presently directors. Mr. Lustig was appointed to the Board in February 2002 at the request of the holders of our Series A preferred stock, who are affiliates of Lazard Freres & Co. LLC, and who have the right to designate one member of our Board. Mr. Lustig was appointed to fill the vacancy created by the resignation of the previous director designated by Lazard, who resigned from our Board in connection with his resignation from Lazard. If a nominee becomes unavailable to serve as a director for any reason, the common stock and preferred stock represented by any proxy will be voted for the person, if any, who may be designated by the Board of Directors to replace that nominee. At this time, the Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director if elected.

    The following table sets forth the name, age and the position(s) with us (if any) currently held by each person nominated as a director:

NAME                                                    AGE       TITLE
----                                                  --------    -----
Jeffrey G. Dishner(1)...............................     37      Director
Andrew L. Farkas....................................     41      Director
Madison F. Grose(2).................................     48      Director
Robert W. Holman, Jr.(2)............................     58      Director
Robin Josephs(3)(4).................................     42      Director
Merrick R. Kleeman..................................     38      Director
Matthew J. Lustig(3)(4).............................     41      Director
George R. Puskar(1).................................     58      Director

--------------------------

(1)  Member of Investment Committee.

(2)  Member of Nominating and Governance Committee.

(3)  Member of Audit Committee.

(4)  Member of Compensation Committee.

    JEFFREY G. DISHNER has served as one of our (and our predecessor's) directors since March 1998. Mr. Dishner has been a managing director or senior vice president of Starwood Capital Group, L.L.C. since September 1994. From 1993 through September 1994, Mr. Dishner was employed by the commercial mortgage finance group of J.P. Morgan & Co., and by JMB Realty Corporation from 1987 through 1991. Mr. Dishner received a B.S. degree from the Wharton School and a M.B.A. from the Amos Tuck School at Dartmouth College.

    ANDREW L. FARKAS has served as one of our directors since May 2001.
Mr. Farkas is chairman and chief executive officer of Insignia Financial
Group, Inc., a leading international real estate services company listed on the New York Stock Exchange under the symbol "IFS." Mr. Farkas founded the New York City-based company in December 1990. Previously, Mr. Farkas founded Metropolitan Asset Group, Ltd., a private real estate investment banking and merchant banking firm. Metropolitan Asset Group specialized in securitized real estate transactions including syndication, corporate LBOs and workouts. In 1999, New York Magazine named Mr. Farkas one of the most influential New Yorkers for the Millennium. Mr. Farkas graduated from Harvard University in 1982 with a B.A. degree in econometrics.

    MADISON F. GROSE has served as one of our directors since November 1999. Mr. Grose is a senior managing director and co-general counsel for Starwood Capital Group, L.L.C. Mr. Grose has had general oversight responsibilities for Starwood Capital Group's legal-related issues since 1992. Mr. Grose led the legal negotiations resulting in Starwood Capital Group's contribution of its multifamily portfolio to Equity Residential Properties Trust and had principal responsibilities for structuring the firm's investment in Starwood Hotels & Resorts Worldwide, Inc. and in our Company. Mr. Grose served as a trustee or director of Starwood Hotels & Resorts from December 1994 until May 2001, and previously served as a trustee of our predecessor. Mr. Grose received a B.A. degree from Stanford University and a J.D. degree from UCLA School of Law.

    ROBERT W. HOLMAN, JR. has served as one of our directors since
November 1999. Mr. Holman is the co-founder of TriNet Corporate Realty
Trust, Inc. (a company that we acquired in 1999), and served as its chief executive officer, co-chairman and chairman of the board. He is the co-founder of TriNet's predecessor, Holman/Shidler Corporate Capital, Inc., and for ten years was its chief executive officer and chairman. Additionally, Mr. Holman has served as a senior executive, director or board advisor for numerous companies in the United States, Great Britain and Mexico in the finance, real estate, internet commerce, construction, building materials and travel industries. Currently, he is a director of Amerivest Properties, Inc., Texas Keystone Algeria, Ltd., Springhill LLC, Abacus L.P. and National Warehouse Investment Corp. He holds a B.A. from the University of California at Berkeley, an M.A. degree with honors from Lancaster University in England, where he was a British Council Fellow, and did his post-graduate work at Harvard University where he was awarded a Loeb Fellowship.

    ROBIN JOSEPHS has served as one of our (and our predecessor's) directors since March 1998. Ms. Josephs is chairperson of our Compensation Committee.
Ms. Josephs is the managing director of Ropasada, LLC, a private equity fund. Ms. Josephs was employed by Goldman Sachs from 1986 to 1996 in various capacities. Prior to working at Goldman, Ms. Josephs served as an analyst for Booz Allen & Hamilton Inc. in New York from 1982 to 1984. Ms. Josephs received a B.S. degree in economics from the Wharton School and a M.B.A. from Columbia University.

    MERRICK R. KLEEMAN has served as one of our (and our predecessor's) directors since March 1998. Mr. Kleeman is a senior managing director of Starwood Capital Group, L.L.C. Prior to joining Starwood Capital Group in August 1992, Mr. Kleeman was employed by the investment banking division of Merrill Lynch & Co. and by Coastal Management and Consultant, Inc., a real estate investment company. He received a B.A. degree in biology from Dartmouth College and a M.B.A. from the Harvard Business School, where he was a Baker Scholar. Mr. Kleeman is a director of Troon Golf, a leading manager of upscale golf properties, and is a member of the board of trustees of Hopkins School.

    MATTHEW J. LUSTIG has served as one of our directors since February 2002. Mr. Lustig is a managing principal of Lazard Freres Real Estate Investors L.L.C. ("LFREI") and a managing director of Lazard Freres & Co. LLC, responsible for its real estate investment, banking and strategic advisory services. Prior to joining Lazard Freres in 1989, Mr. Lustig worked for Drexel Burnham
Lambert Inc. and Chase Manhattan Bank. Mr. Lustig received a B.S.F.S. degree from the School of Foreign Service at Georgetown University.

    GEORGE R. PUSKAR has served as one of our directors since November 1999. Previously, Mr. Puskar served as a director of TriNet since January 1998. From June 1997 until June 2000, Mr. Puskar served as chairman of the board of Lend Lease Real Estate Investments (formerly known as ERE Yarmouth), the U.S. real estate unit of Lend Lease Corporation, an international financial services and real estate company based in Sydney, Australia. From 1988 until June 1997, Mr. Puskar was chairman and chief executive officer of Equitable Real Estate Investment Management, Inc., where he was responsible for directing the business operations of a full service commercial real estate investment management company with approximately $30 billion in assets under management. Prior to its acquisition by Lend Lease Corporation in June 1997, Equitable Real Estate Investment Management, Inc. operated as a subsidiary of The Equitable Life Assurance Society of the United States. Mr. Puskar is a member of the Counselors of Real Estate. Mr. Puskar has served as a member of the board of directors of Carr Real Estate Investment Trust, a NYSE-listed REIT, from 1993 to 1997, and on an advisory board at Georgia State University. Mr. Puskar has also served on the boards of the Urban Land Institute, the International Council of Shopping Centers, the National Council of Real Estate Fiduciaries and the National Realty Committee, and as chairman of a campaign to endow a real estate chair at Clark Atlanta University/Morehouse College. Currently, he is active as the vice chairman of World Team Sports, an organization that specializes in unique athletic events with teams built around disabled athletes. Mr. Puskar received a B.A. degree from Duquesne University.

RECOMMENDATION REGARDING THE ELECTION OF DIRECTORS

    The Board of Directors recommends that you vote FOR the eight named nominees to be elected as our directors.

                                  PROPOSAL 2:
           APPROVAL AND ADOPTION OF THE HIGH PERFORMANCE UNIT PROGRAM

    Equity-linked compensation is a key component of our overall compensation program. To date, we have used stock options and restricted stock awards issued under our Long-Term Incentive Plan (the "LTIP"). However, the remaining number of shares available under the LTIP is extremely limited. We believe that options do not optimally align the interests of employees with the long-term interests of shareholders because they can increase in value during periods of relative underperformance. In addition, options do not adequately reflect the substantial dividend-paying nature of our shares. In order to better align shareholder and employee interests and to ensure that we can continue to attract and retain qualified personnel, we are proposing that you approve a new equity-linked compensation program described below, which we are calling the iStar Financial High Performance Unit Program. The program is a performance-based compensation plan that only has material value to the participants if we create superior returns for our shareholders.

    To implement this program, we will create a new class of equity known as "High Performance Common Stock." A total of 25,000 shares of High Performance Common Stock will be authorized for issuance under the program. Initially, approximately 35 employees will be offered the opportunity to purchase the High Performance Common Stock through a limited liability company (the "LLC"). The purchase price will be approved by the Board based upon, among other things, an independent valuation completed by a major securities firm, as reviewed by our outside auditors. The employees will purchase an interest in the LLC and the LLC will use the funds to purchase the High Performance Common Stock from the Company. Provided that the Company exceeds certain performance levels, the High Performance Common Stock will pay quarterly cash distributions in the nature of common stock dividends. If performance does not exceed those levels, then the employees' investment will be worth virtually nothing.

    There will initially be three plans within the program. Each plan will have 5,000 shares of High Performance Common Stock associated with it. One plan (the "2002 Plan") will have a valuation date of December 31, 2002; the second plan (the "2003 Plan") will have a valuation date of December 31, 2003; and the third plan (the "2004 Plan") will have a valuation date of December 31, 2004. The valuation date for each plan will be accelerated if there is a change of control of the Company. The significance of a valuation date is described below.

    We expect in the future to create two more plans under the program, one with a valuation date in 2005, and one with a valuation date in 2006. The initial purchase price for plan units in these two plans will be approved by the Board based upon, among other things, a valuation of our common stock at the time that those plans are commenced. In addition, the Board will approve the particular terms for those plans, including the threshold performance levels and the percentage of excess returns payable to the plan participants. Each of those plans will have 5,000 shares of high performance common stock associated with it.

    An investment in High Performance Common Stock through the LLC will have the following characteristics:

    - INITIAL PURCHASE PRICE. As of April 3, 2002, the fair market values of the 5,000 shares of High Performance Common Stock underlying each of the plans were approximately $3.0 million for the 2002 Plan, $1.9 million for the 2003 Plan, $1.4 million for the 2004 Plan, and $6.3 million for the three plans in the aggregate. A range of assumptions were used to derive the plan values. The midpoint figures for the primary assumptions are a volatility rate of 15.00%, a dividend growth rate of 3.00%, a discount rate of 20.00%, a liquidity discount of 35.00%, a non-voting discount of 5.00%, and a forfeiture discount of 15.00%. Assuming our shareholders approve the program at the annual meeting, the fair market value of the plans will be updated as necessary to reflect changes in the fair market value that may have occurred since April 3, 2002. We expect to establish the final purchase prices for plan units at such time as our Compensation Committee approves the final allocation of units among plan participants. We expect that this will occur after the annual meeting, but prior to June 30, 2002. The valuation date for each plan will remain December 31, 2002, 2003 or 2004, as applicable. Depending upon our total rate of return since April 3, 2002 relative to the threshold performance levels discussed below, participants in the plans may therefore be required to pay a higher or lower purchase price for plan units than the figures shown above.

      Employees who are offered the opportunity to invest in High Performance Common Stock will pay a purchase price equal to the final fair market valuations approved by the Board based upon, among other things, an updated independent valuation as reviewed by our outside auditors. Participants in the 2002 Plan must pay the full purchase price for 2002 Plan units in cash upon the commencement of the program. Participants in the 2003 and 2004 Plans will subscribe for units in those plans at the commencement of the program and will be obligated to deliver the purchase price for 2003 Plan units and 2004 Plan units to the Company by January 1, 2003 and January 1, 2004, respectively. We will not loan money to employees to enable them to pay the purchase price. The employees will be personally at risk for the entire purchase price.

    - VALUE. Prior to the valuation date for each plan, the High Performance Common Stock will have little intrinsic value. Each share of High Performance Common Stock will carry 0.25 votes and pay dividends equal to
      0.01 times the dividend paid on a share of our common stock, if and when dividends are declared on our common stock. No employee will be permitted to exchange his or her interest in the LLC for shares of the High Performance Common Stock prior to the applicable valuation date.

    - THRESHOLD PERFORMANCE LEVELS. The High Performance Common Stock will continue to have only the nominal value described above unless, on the applicable valuation date, the one-year, two-year or three-year total rate of return (dividends paid plus share price appreciation), depending upon the particular plan, on a share of our common stock exceeds THE GREATER
      OF: (1) 10.00%, 20.00% or 30.00%, in the case of the 2002 Plan, the 2003
      Plan and the 2004 Plan, respectively, and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the one-year, two-year or three-year time period, as applicable, leading up to the particular plan valuation date. In determining share price appreciation for purposes of calculating the total rate of return of our common stock and of the benchmark indices, we will compare the value of our common stock or the indices, as applicable, on the first trading date of the relevant measurement period to the average closing values of our common stock or the indices, as applicable, for the last 20 trading days of the measurement period.

    - EXCESS RETURN. If the total rate of return on our common stock exceeds the threshold performance levels for a particular plan, then distributions will be paid on the shares of High Performance Common Stock related to that plan in the same amounts and at the same times as distributions are paid on a number of shares of our common stock equal to the following:
      7.50% of our excess total rate of return (over the higher of the two threshold performance levels) multiplied by the weighted average market value of our common equity capitalization during the measurement period, all as divided by the average closing price of a share of our common stock for the 20 trading days immediately preceding the applicable valuation date. These distributions will be passed through to the employees who hold interests in the LLC.

    - DILUTION. Regardless of how much our total rate of return exceeds the threshold performance levels, the dilutive impact to our shareholders resulting from distributions on High Performance Common Stock in each plan will be limited to 1.00% of the number of shares of our common stock outstanding, on a fully diluted basis, on the valuation date for each plan.

    - RIGHT TO EXCHANGE. No employee will have the right to hold directly the High Performance Common Stock prior to the applicable valuation date. Until that time, all High Performance Common Stock will be held in the LLC. From and after the applicable valuation date, an employee will have the right to exchange his or her interests in the LLC for his or her pro rata portion of the High Performance Common Stock.

    - CONVERSION; NO PUBLIC MARKET. Even following a valuation date upon which the threshold performance levels are achieved, the High Performance Common Stock can never be converted into our common stock, and no organized market is expected to develop in the High Performance Common Stock. The shares will not be listed or traded on any exchange. Employees may transfer High Performance Common Stock to third parties, including family members, subject to applicable securities laws, so long as we play no role in the transfer; provided, however, that no employee may transfer more than 50.00% of his or her High Performance Common Stock from the 2002 Plan prior to January 1, 2005.

    - TERMINATION OF EMPLOYMENT. If an employee leaves or is terminated for cause before the valuation date for a plan, the Company will have the right, but not the obligation, to repurchase the employee's entire interest in the plans at cost (by causing the LLC to repurchase the employee's interest in the LLC at cost, with the Company then repurchasing the equivalent number of shares of High Performance Common Stock from the
      LLC). If an employee is terminated for cause after the valuation date for the 2002 Plan, the Company (through the LLC as described in the preceding sentence) will have the right, but not the obligation, to repurchase 50.00% of the interests earned by the employee in that plan at cost. Subject to the next sentence, if an employee is terminated without cause, the Company will have the right, but not the obligation, to repurchase the employee's LLC interests that will reach a valuation date within 12 months at fair market value and any other LLC interests held by the employee at cost. Each employee will be subject to customary non-competition, non-solicitation and confidentiality covenants until January 1, 2005, and the Company will have the right, but not the obligation, to repurchase at cost 50.00% of the interests earned by an employee in the 2002 Plan if the employee breaches such covenants.

    - CHANGE OF CONTROL. Upon a change of control of the Company that results in an exchange by our common shareholders of their shares for cash or shares in the acquiring company, shares of High Performance Common Stock will be exchanged for the same consideration as will be received in the transaction by holders of our common stock.

QUESTIONS REGARDING THE HIGH PERFORMANCE UNIT PROGRAM

WHAT IS THE POTENTIAL EFFECT OF THE PROGRAM ON FUTURE EARNINGS PER SHARE?

    If the total return on our common stock exceeds BOTH of the threshold performance levels set for a plan, then the holders of interests in High Performance Common Stock would be entitled to a percentage of future distributions made by us. This would have a dilutive effect on the future earnings per share of our common stock, and on our equity ownership after the applicable valuation date if one assumes that the High Performance Common Stock program did not have an offsetting incentive effect that resulted in increased earnings. However, the maximum dilutive effect for each plan is limited to 1.00% of the number of shares of our common stock outstanding, on a fully diluted basis, on the relevant valuation date.

WHO IS ELIGIBLE TO PARTICIPATE IN THE PROGRAM?

    The program will initially be offered to approximately 35 key senior employees; it is the Company's intention to further expand participation in future plans. Neither our Chief Executive Officer nor our President will be eligible to participate. We do not plan to allocate all of the plan units in the first instance; we will retain some plan units for future employees. We initially plan to issue up to 15,000 plan units in the aggregate. The size of individual plan unit holdings will range from approximately 38 to 1,738 units.

WHY DID THE BOARD APPROVE THE RUSSELL 1000 FINANCIAL INDEX AND THE MORGAN
  STANLEY REIT INDEX?

    The Board has approved an equal weighting of the Russell 1000 Financial Index and the Morgan Stanley REIT Index because it believes that these indices and their relative weighting most accurately capture the nature of our business as a financial services company focused on the real estate industry. These two indices are the financial services and real estate indices most widely reported and accepted among institutional investors. The Board of Directors may approve a different index if it determines that these indices are no longer an appropriate basis of comparison for the Company's total rate of return, or if either index ceases to be reported.

HOW WILL THE TOTAL RATE OF RETURN BE MEASURED?

    When we determine the "total rate of return" for any security and for any period, we will measure the sum of the cumulative amount of dividends paid in respect of the security for the period (assuming reinvestment of all cash dividends), plus the appreciation in share price over the period, and divide that total by the security price at the beginning of the measurement period.

WHAT ARE THE POTENTIAL ADVANTAGES AND DISADVANTAGES OF THE PROGRAM TO THE COMPANY AND OUR SHAREHOLDERS?

Advantages to Shareholders:

    - The proposed program aligns the interest of management with those of shareholders by directly tying compensation to superior outperformance for our shareholders on both a relative and absolute basis.

    - The cost of the plan units to the Company is nominal unless total returns to shareholders exceed the threshold performance levels.

    - The sale of plan units to participants gives them a long-term financial stake in the Company with both upside AND downside potential, and the units will be illiquid (no trading market; not convertible into common stock) if they are earned.

    - The program includes strong disincentives for employees to leave the Company, in the form of a potential forfeiture to the Company of plan units at cost, as well as the Company's right to repurchase 50.00% of units earned, if any, in the 2002 Plan, should the participant be terminated for cause or voluntarily resign and thereafter compete with the Company or solicit its employees.

Disadvantages to Shareholders:

    - If the program is successful, there is a potential for dilution of earnings. To address this issue, dilution will be capped at 1.00% (of total shares outstanding) for each plan.

    - Although we do not believe that the sale of the new High Performance Common Stock will have an anti-takeover effect, the High Performance Common Stock could increase the potential cost of acquiring control of the Company and thereby discourage an attempt to take control of the Company. However, the Board is not aware of any attempt to take control of the Company and the Board has not approved the sale of the new High Performance Common Stock with the intention of discouraging any such attempt.

    - Existing tax and accounting authority does not specifically address the proposed program; therefore, it is possible that the characterization of the program for tax and accounting purposes could be different in the future.

                       *       *       *       *       *

    The tables below illustrate the value of each of the three plans on the relevant valuation date under different circumstances. Each table demonstrates the value of the High Performance Common Stock at given prices for our common stock and the total return calculated at that price compared to the threshold performance levels. For purposes of this illustration, the "value" of each plan is calculated by multiplying: (1) 7.50% of the amount by which the total rate of return on our common stock exceeds the greater of (a) 10.00%, 20.00% or 30.00%, depending upon the particular plan, and (b) the return on our designated indices (50.00% of each of the Russell 1000 Financial Index and Morgan Stanley REIT Index), by (2) the weighted average market value of our common equity capitalization over the relevant measurement period. Except as otherwise indicated, it is assumed, for purposes of the illustration shown below that:
(1) the valuation date is December 31, 2002 for the 2002 Plan, December 31, 2003 for the 2003 Plan and December 31, 2004 for the 2004 Plan, and (2) the Russell 1000 Financial Index and the Morgan Stanley REIT Index have annual total rates of return of 13.50% (for the 2002 Plan), 28.85% (for the 2003 Plan) and 46.29% (for the 2004 Plan).

    The tables below are for illustrative purposes only and there can be no assurance that actual outcomes will be within the ranges used. Some of the factors that could affect the results set forth in the table are the total return of our common stock relative to the total return of the Russell 1000 Financial Index and the Morgan Stanley REIT Index, and the market value of our average outstanding common equity during the relevant measurement period. These factors may be affected by general economic conditions, capital market conditions, interest rates, real estate market conditions and our dividend policy.

2002 PLAN

5,000 Units High Performance Common Stock
$3,000,000 Cash Proceeds to Company from Initial Investment(1)

                          ISTAR                                                      AVERAGE           TOTAL      OUTPERFORMANCE
                        FINANCIAL                BENCHMARK                           MARKET         SHAREHOLDER    SHAREHOLDER
        STOCK             TOTAL      MINIMUM      INDICES      OUTPERFORMANCE   CAPITALIZATION(4)     RETURNS     VALUE ADDED(5)
        PRICE           RETURN(2)    RETURN     TOTAL RETURN     RETURN(3)         (THOUSANDS)      (THOUSANDS)    (THOUSANDS)
---------------------   ---------   ---------   ------------   --------------   -----------------   -----------   --------------
24.00..$......             6.29%      10.00%       13.50%           0.00%          $2,126,544       $  139,111       $     0
24.50........              8.30%      10.00%       13.50%           0.00%           2,170,847          183,414             0
25.00........             10.30%      10.00%       13.50%           0.00%           2,215,150          227,717             0
25.50........             12.30%      10.00%       13.50%           0.00%           2,259,453          272,020             0
26.00........             14.31%      10.00%       13.50%           0.81%           2,303,756          316,323        18,629
26.50........             16.31%      10.00%       13.50%           2.81%           2,348,059          360,626        66,042
27.00........             18.32%      10.00%       13.50%           4.82%           2,392,362          404,929       115,231
27.50........             20.32%      10.00%       13.50%           6.82%           2,436,665          449,232       166,196

                          NOMINAL
                       VALUE OF HIGH
                        PERFORMANCE
        STOCK            UNITS(6)
        PRICE           (THOUSANDS)
---------------------  -------------
24.00..$......            $    1
24.50........                  1
25.00........                  1
25.50........                  1
26.00........              1,397
26.50........              4,953
27.00........              8,642
27.50........             12,465

------------------------------

(1) If "Outperformance Shareholder Value Added" is $0, the "Cash Proceeds to Company from Initial Investment" is calculated by subtracting the "Nominal
    Value of High Performance Units" from $3,000,000, which is the purchase price of 5,000 units in the 2002 Plan.

(2)  iStar Financial Total Return is calculated as follows: ((Stock
     Price + 2002 Annual Dividend) - $24.95) / $24.95 where 2002 Annual Dividend equals $2.52.

(3) Outperformance Return is the amount, if any, by which the total return of the iStar Financial common stock over the measurement period exceeds the
    Minimum Return or the Benchmark Indices Total Return, which consists of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index during the measurement period.

(4) Assumes the market value of outstanding common equity (iStar Financial common stock) at December 31, 2002 throughout the measurement period.

(5) "Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.

(6) The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 7.50%. If Outperformance
    Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by stock price by 50 plan units. The initial investment of HPUs will continue to be treated as contributed equity on the balance sheet of the Company.

2003 PLAN

5,000 Units High Performance Common Stock
$1,900,000 Cash Proceeds to Company from Initial Investment(1)

                          ISTAR                                                                        TOTAL      OUTPERFORMANCE
                        FINANCIAL                BENCHMARK                       AVERAGE MARKET     SHAREHOLDER    SHAREHOLDER
        STOCK             TOTAL      MINIMUM      INDICES      OUTPERFORMANCE   CAPITALIZATION(4)     RETURNS     VALUE ADDED(5)
        PRICE           RETURN(2)    RETURN     TOTAL RETURN     RETURN(3)         (THOUSANDS)      (THOUSANDS)    (THOUSANDS)
---------------------   ---------   ---------   ------------   --------------   -----------------   -----------   --------------
24.00..$......            16.71%      20.00%       28.85%           0.00%          $2,126,544       $  369,487       $     0
25.00........             20.72%      20.00%       28.85%           0.00%           2,215,150          458,093             0
26.00........             24.73%      20.00%       28.85%           0.00%           2,303,756          546,699             0
27.00........             28.74%      20.00%       28.85%           0.00%           2,392,362          635,305             0
28.00........             32.75%      20.00%       28.85%           3.90%           2,480,968          723,911        89,858
29.00........             36.75%      20.00%       28.85%           7.91%           2,569,574          812,517       185,696
30.00........             40.76%      20.00%       28.85%          11.92%           2,658,180          901,123       285,086
31.00........             44.77%      20.00%       28.85%          15.92%           2,746,786          989,729       388,028

                          NOMINAL
                       VALUE OF HIGH
                        PERFORMANCE
        STOCK            UNITS(6)
        PRICE           (THOUSANDS)
---------------------  -------------
24.00..$......            $    1
25.00........                  1
26.00........                  1
27.00........                  1
28.00........              6,739
29.00........             13,927
30.00........             21,381
31.00........             27,468(7)

------------------------------

(1) If "Outperformance Shareholder Value Added" is $0, the "Cash Proceeds to Company from Initial Investment" is calculated by subtracting the "Nominal
    Value of High Performance Units" from $1,900,000, which is the purchase price of 5,000 units in the 2003 Plan.

(2)  iStar Financial Total Return is calculated as follows: ((Stock
     Price + 2002 and 2003 Annual Dividends) - $24.95) / $24.95 where 2003
    Annual Dividend equals $2.60.

(3) Outperformance Return is the amount, if any, by which the total return of the iStar Financial common stock over the measurement period exceeds the
    Minimum Return or the Benchmark Indices Total Return, which consists of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index during the measurement period.

(4) Assumes the market value of outstanding common equity (iStar Financial common stock) at December 31, 2003 throughout the measurement period.

(5) "Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.

(6) The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 7.50%. If Outperformance
    Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by stock price by 50 plan units. The initial investment of HPUs will continue to be treated as contributed equity on the balance sheet of the Company.

(7) The maximum dilution for the High Performance Units is 1.00% of the Company's total weighted average outstanding shares of common stock on a diluted basis.

2004 PLAN

5,000 Units High Performance Common Stock
$1,360,000 Cash Proceeds to Company from Initial Investment(1)

                          ISTAR                                                                        TOTAL      OUTPERFORMANCE
                        FINANCIAL                BENCHMARK                       AVERAGE MARKET     SHAREHOLDER    SHAREHOLDER
        STOCK             TOTAL      MINIMUM      INDICES      OUTPERFORMANCE   CAPITALIZATION(4)     RETURNS     VALUE ADDED(5)
        PRICE           RETURN(2)    RETURN     TOTAL RETURN     RETURN(3)         (THOUSANDS)      (THOUSANDS)    (THOUSANDS)
---------------------   ---------   ---------   ------------   --------------   -----------------   -----------   --------------
24.00..$......            27.54%      30.00%       46.29%           0.00%          $2,126,544       $  608,723       $     0
25.50........             33.55%      30.00%       46.29%           0.00%           2,259,453          741,632             0
27.00........             39.56%      30.00%       46.29%           0.00%           2,392,362          874,541             0
28.50........             45.57%      30.00%       46.29%           0.00%           2,525,271        1,007,450             0
30.00........             51.58%      30.00%       46.29%           5.29%           2,658,180        1,140,359       128,191
31.50........             57.60%      30.00%       46.29%          11.31%           2,791,089        1,273,268       278,805
33.00........             63.61%      30.00%       46.29%          17.32%           2,923,998        1,406,177       434,745
34.50........             69.62%      30.00%       46.29%          23.33%           3,056,907        1,539,086       596,013

                          NOMINAL
                       VALUE OF HIGH
                        PERFORMANCE
        STOCK            UNITS(6)
        PRICE           (THOUSANDS)
---------------------  -------------
24.00..$......            $     1
25.50........                   1
27.00........                   1
28.50........                   1
30.00........               9,614
31.50........              20,910
33.00........              29,240(7)
34.50........              30,569(7)

------------------------------

(1) If "Outperformance Shareholder Value Added" is $0, the "Cash Proceeds to Company from Initial Investment" is calculated by subtracting the "Nominal
    Value of High Performance Units" from $1,360,000, which is the purchase price of 5,000 units in the 2004 Plan.

(2)  iStar Financial Total Return is calculated as follows: ((Stock
     Price + 2002, 2003 and 2004 Annual Dividends) - $24.95) / $24.95 where 2004
    Annual Dividend equals $2.70.

(3) Outperformance Return is the amount, if any, by which the total return of the iStar Financial common stock over the measurement period exceeds the
    Minimum Return or the Benchmark Indices Total Return, which consists of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index during the measurement period.

(4) Assumes the market value of outstanding common equity (iStar Financial common stock) at December 31, 2004 throughout the measurement period.

(5) "Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.

(6) The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 7.50%. If Outperformance
    Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by stock price by 50 plan units. The initial investment of HPUs will continue to be treated as contributed equity on the balance sheet of the Company.

(7) The maximum dilution for the High Performance Units is 1.00% of the Company's total weighted average outstanding shares of common stock on a diluted basis.

RECOMMENDATION REGARDING APPROVAL AND ADOPTION OF THE ISTAR FINANCIAL INC. HIGH
  PERFORMANCE UNIT PROGRAM

    The Board of Directors recommends that you vote FOR approval and adoption of the program. SOFI-IV SMT Holdings, L.L.C. has delivered to us a proxy approving the proposal to adopt the High Performance Unit Program. The proxy will become irrevocable if certain conditions are met.

                                  PROPOSAL 3:
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2002, subject to ratification by our shareholders. We expect a representative of PricewaterhouseCoopers LLP to attend the annual meeting to make a statement, if he or she desires, and to respond to appropriate questions.

RECOMMENDATION REGARDING RATIFICATION OF THE APPOINTMENT OF
  PRICEWATERHOUSECOOPERS LLP

    The Board of Directors recommends that you vote FOR ratification of this appointment.

                               OTHER INFORMATION

WHO ARE THE OTHER DIRECTORS OF THE COMPANY?

    The following table sets forth the name, age and the position(s) with iStar Financial (if any) currently held by each continuing Class II Director whose term expires at our 2003 annual meeting of shareholders:

NAME                                          AGE                        TITLE
------------------------------------------  --------   ------------------------------------------
Jay Sugarman(1)...........................     40      Chairman and Chief Executive Officer

Spencer B. Haber(1).......................     33      President, Chief Financial Officer and
                                                       Director

H. Cabot Lodge III........................     46      Executive Vice President--Investments and
                                                       Director

Willis Andersen, Jr.(2)...................     70      Director

William M. Matthes........................     42      Director

John G. McDonald(3)(4)....................     64      Director

Stephen B. Oresman(3).....................     69      Director

Barry S. Sternlicht(1)....................     41      Director

--------------------------

(1)  Member of Investment Committee.

(2)  Member of Audit Committee.

(3)  Member of Compensation Committee.

(4)  Member of Nominating and Governance Committee.

    JAY SUGARMAN is our Chairman of the Board and our Chief Executive Officer. Mr. Sugarman has served as Chief Executive Officer since 1997 and as one of our (and our predecessor's) directors since 1996. As Chief Executive Officer, Mr.
 Sugarman has built iStar Financial's total market capitalization from under $30 million to over $5 billion. Previously, Mr. Sugarman was president and co-general partner of Starwood Mezzanine Investors, L.P., a private investment partnership specializing in structured real estate finance. Prior to forming Starwood Mezzanine, Mr. Sugarman managed diversified investment funds on behalf of the Burden family, a branch of the Vanderbilt family, and the Ziff family. While in that position, he was jointly responsible for the formation of Starwood Capital and the formation of HBK Investments, one of the nation's largest convertible arbitrage trading operations. He received his undergraduate degree summa cum laude from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with highest distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school's academic prizes for both finance and marketing. Mr. Sugarman is a director of WCI Communities, Inc.

    SPENCER B. HABER is our President and Chief Financial Officer and one of our directors. Mr. Haber has served as one of our (and our predecessor's) directors since 1999, Chief Financial Officer since 1998 and President since June 2001. Mr. Haber maintains primary responsibility for all of our capital-raising initiatives, merger and acquisition activities and external communications.
Mr. Haber also sits on our internal and Board Investment Committees and oversees all finance, hedging, treasury and accounting functions. Prior to joining us, Mr. Haber was a senior vice president in Lehman Brothers' global real estate group and was responsible for that firm's real estate mergers and acquisitions business. In addition to his M&A role, Mr. Haber maintained primary client coverage responsibilities in raising equity and debt capital for a wide range of public and private companies, participating in more than $10 billion of transactions. Before Lehman Brothers, Mr. Haber was a member of Salomon Brothers' real estate investment banking unit. At Salomon Brothers, Mr. Haber participated in that firm's principal and advisory real estate activities. Prior to Salomon Brothers, Mr. Haber worked for MIG Capital Management, a joint venture of MIG Companies, a domestic real estate pension fund advisor, and Charterhouse Inc., a British merchant bank. Mr. Haber holds a B.S. degree in economics summa cum laude and an M.B.A. from the Wharton

School, where he graduated a Palmer Scholar. He is a member of the Urban Land Institute and sits on the board of directors of Capital Thinking Inc., an enterprise software provider to the financial services industry.

    H. CABOT LODGE III has served as one of our directors since July 2000 and as Executive Vice President-Investments since March 2000, and maintains primary responsibility for jointly overseeing our corporate tenant lease investment activity. Prior to joining us, Mr. Lodge was a founder and principal of ACRE Partners LLC, a privately held firm focused on providing public and private corporations with highly structured, value-added financing for their corporate real estate facilities. Mr. Lodge served as chairman of Superconducting Core Technologies, Inc., a wireless communications company from 1995 to 1997, and prior to that was managing director and co-head of investments for W.P. Carey & Co., Inc. from 1983 to 1995. Mr. Lodge is a director of Meristar Hospitality Corporation, High Voltage Engineering Corporation and TelAmerica Media, Inc.
Mr. Lodge graduated with honors from Harvard College and received his M.B.A. from Harvard Business School.

    WILLIS ANDERSEN, JR.  has served as one of our directors since
November 1999. Previously, Mr. Andersen served as a director of TriNet Corporate Realty Trust, Inc. since June 1993. Mr. Andersen is chairman of our Audit Committee. He is a real estate and REIT industry consultant with over 35 years of experience as an advisor, financial consultant and principal in the real estate industry. Mr. Andersen currently specializes in advisory work for publicly-traded real estate companies. Mr. Andersen's real estate career has involved work with Allied Properties Inc. of San Francisco; Bankoh Advisory Corp. of Honolulu; RAMPAC and ICM Property Investors, Inc., which were formerly NYSE-listed REITs and Bedford Properties, Inc., a commercial property investment and development firm. He is an active member of the National Association of Real Estate Investment Trusts, and is a former governor and past president (1980-81) of this organization. He received his B.A. from the University of California at Berkeley.

    WILLIAM M. MATTHES has served as one of our (and our predecessor's) directors since March 1998. Since April 1996, Mr. Matthes has been with Behrman Capital, a New York and San Francisco based private equity investment fund with in excess of $640 million of equity capital under management, as a partner since 1996 and managing partner since 1999. From July 1994 to April 1996, Mr. Matthes was employed as senior vice president and chief operating officer of Holsted Marketing, Inc., a credit card-based direct marketing company. Mr. Matthes was a general partner of Brentwood Associates, a private equity investment firm from 1986 to July 1994, and previously was employed as an analyst at Morgan
Stanley & Co., Inc. Mr. Matthes is a director of The Management Network Group, Condor Systems, Inc., Kinetics Holdings, Inc., Groundswell, Inc., Holsted Marketing, Inc., Holsted, Inc. and several other private companies. Mr. Matthes received an A.B. from Stanford University and an M.B.A. from the Harvard Business School, where he was a Baker Scholar.

    JOHN G. MCDONALD has served as one of our directors since November 1999. Previously, Professor McDonald served as a director of TriNet since June 1993. Professor McDonald is chairman of our Nominating and Governance Committee. He is the IBJ Professor of Finance in the Graduate School of Business at Stanford University, where he has taught since 1968. Professor McDonald has taught M.B.A. courses and executive programs in subject areas including investment management, private equity, venture capital and corporate finance. He currently serves as a director of Scholastic Corporation, Varian, Inc., Plum Creek Timber Co., Inc., Capstone Turbine Corp. and eight investment companies managed by Capital Research & Management Company.

    STEPHEN B. ORESMAN has served as one of our directors since November 1999. Previously, Mr. Oresman served as a director of TriNet since June 1993. He has been the owner and president of Saltash, Ltd., a management consulting firm, since 1991. He was a partner and vice president of The Canaan Group consulting firm from 1988 to 1991. Mr. Oresman's early career included ten years in the manufacturing sector, first with Bausch & Lomb, Inc. in Rochester, New York, and later with Interlake Steel Corp. in Chicago. Subsequently, Mr. Oresman joined Booz Allen & Hamilton Inc., where he spent 19 years, including ten years as managing officer of the firm's eastern region and five years as chairman of Booz Allen & Hamilton International, guiding the firm's activities outside of the U.S. Mr. Oresman later joined the advertising agency BBDO International, as president of the firm's independent marketing companies. Mr. Oresman is a member of the board of directors of Cleveland Cliffs, Inc. and of Technology Solutions Company. Mr. Oresman is a graduate and trustee emeritus of Amherst College and is a graduate of the Harvard Business School.

    BARRY S. STERNLICHT has served as one of our (and our predecessor's) directors since March 1994. Mr. Sternlicht is chairman of our Investment Committee. Mr. Sternlicht was chief executive officer of our predecessor from September 1996 to November 1997, and was chairman of the board from September 1996 to April 2000. Mr. Sternlicht was also chairman of the Audit and Compensation Committees of our predecessor from March 1994 until December 1995. He is founder and general manager of Starwood Capital Group, L.L.C. and co-founder of its predecessor entities in 1991, and has been the president and chief executive officer of Starwood Capital Group since its formation. In addition, Mr. Sternlicht is currently the chief executive officer and chairman of the board of directors of Starwood Hotels & Resorts Worldwide, Inc. and is a director of HealthMarket Inc., the Greenwich YMCA and the Harvard Club in New York City. Mr. Sternlicht is a member of the board of directors of the Council for Christian and Jewish Understanding, is a member of the Young Presidents Organization, is on the board of directors of the Business Committee for the Arts, the Council for Italian-American Relations, the Committee to Encourage Corporate Philanthropy, the Juvenile Diabetes Research Foundation and Junior Achievement for Fairfield County, Connecticut, and is a member of the board of trustees of Thirteen/WNET.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

HOW OFTEN DID THE BOARD MEET DURING 2001?

    During the fiscal year ended December 31, 2001, the Board of Directors held 20 meetings. All directors attended at least 75% of all Board meetings and applicable committee meetings.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

    The Board of Directors has standing Audit, Compensation, Investment and Nominating and Governance Committees.

The Audit Committee

    The Audit Committee is responsible for, among other things, considering the appointment of our independent auditors, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with management and our independent auditors.

    The Audit Committee is composed of Willis Andersen, Jr. (Chairman), Robin Josephs and Matthew J. Lustig, each of whom is independent as defined by the Audit Committee Charter and the New York Stock Exchange listing standards. The Audit Committee operates under a written charter adopted and approved by the Board of Directors in 2000. The Audit Committee met ten times during 2001.

The Compensation Committee

    The Compensation Committee is composed of Robin Josephs (Chairperson), Matthew J. Lustig, John G. McDonald and Stephen B. Oresman, none of whom is an officer or employee of the Company or any of its subsidiaries. The functions of the Compensation Committee are described under the Report of Compensation Committee contained elsewhere in this proxy statement. The Compensation Committee met 22 times during 2001.

The Nominating and Governance Committee

    The Nominating and Governance Committee is responsible for recommending to the Board of Directors individuals to serve as our directors and officers. The Nominating and Governance Committee may also consider nominees for election as directors made by shareholders and delivered to our Secretary. Additionally, the Nominating and Governance Committee is responsible for considering and recommending to the Board of Directors other actions relating to corporate governance matters. John G. McDonald (Chairman), Robert W. Holman, Jr. and Madison F. Grose currently serve on the Nominating and Governance Committee. During 2001, there were five meetings of the Nominating and Governance Committee.

The Investment Committee

    The Board of Directors has delegated to the Investment Committee the authority to authorize investment transactions by us of between $30 million and $50 million. Jeffrey G. Dishner, Spencer B. Haber, George R. Puskar, Barry S. Sternlicht (Chairman) and Jay Sugarman currently serve on the Investment Committee. During 2001, there were five meetings of the Investment Committee.

ARE THERE ANY ARRANGEMENTS UNDER WHICH MEMBERS OF OUR BOARD SERVE AS DIRECTORS?

    Except as described in this paragraph and as described below under "Employment Agreements," no other arrangement or understanding exists between any director and any other person or persons pursuant to which any director was or is to be selected as a director or nominee.

    Mr. Lustig has been designated as a Board member by the holders of our Series A preferred stock. The holders of our Series A preferred stock have the right to designate one person as a nominee to our Board for so long as affiliates of Lazard Freres Real Estate Investors L.L.C. own at least 50% of the outstanding Series A preferred stock. SOFI-IV SMT Holdings, L.L.C. has agreed to vote all of its common stock in favor of the Lazard designee's election to the Board. We have agreed to use our best efforts to include the Lazard designee on the Audit and Compensation Committees of our Board. Mr. Lustig has agreed to resign from our Board if requested by Lazard Freres Real Estate Investors L.L.C.

    When we acquired American Corporate Real Estate, LLC, we agreed to use our best efforts to nominate H. Cabot Lodge III to our Board of Directors.

    Each of Messrs. Dishner, Grose and Kleeman has agreed in writing to resign as a director if requested by Starwood Capital Group, L.L.C. or persons who control that entity.

ARE THERE ANY OTHER RELATIONSHIPS AMONG MEMBERS OF OUR BOARD?

    Messrs. Dishner, Grose and Kleeman are employed by Starwood Capital Group, LLC, an entity controlled by Barry S. Sternlicht, one of our directors.
Messrs. Dishner, Grose, Kleeman, Sugarman and Sternlicht own interests in SOFI-IV SMT Holdings, L.L.C., which owns 38.7% of our common stock on a diluted basis.

EXECUTIVE OFFICERS AND OTHER OFFICERS

    WHO ARE OUR KEY OFFICERS?

    Information for Jay Sugarman and Spencer B. Haber, our executive officers, and H. Cabot Lodge III, one of our officers, is contained above under the heading "OTHER INFORMATION--Directors Whose Terms Expire in 2003." Information with regard to some of our other key officers is set forth below. All of our officers serve at the pleasure of the Board of Directors and are customarily appointed as officers at the annual meeting of the Board of Directors held following each annual meeting of shareholders.

    TIMOTHY J. O'CONNOR has served as our (and our predecessor's) Chief Operating Officer since March 1998 and Executive Vice President since
March 2000. Mr. O'Connor is responsible for developing and managing our risk management and due diligence operations, participating in the evaluation and approval of new investments and coordinating our information systems. Previously, Mr. O'Connor was a vice president of Morgan Stanley & Co. responsible for the performance of more than $2 billion of assets acquired by the Morgan Stanley Real Estate Funds. Prior to joining Morgan Stanley,
Mr. O'Connor was a vice president of Greystone Realty Corporation involved in the firm's acquisition and asset management operations. Previously, Mr. O'Connor was employed by Exxon Co. USA in its real estate and engineering group. Mr. O'Connor is a member of the International Council of Shopping Centers, the Institute of Real Estate Management and the Buildings Owners and Managers Association, and is a former vice president of the New York City/Fairfield County chapter of the National Association of Industrial and Office Parks. Mr. O'Connor received a B.S. degree from the United States Military Academy at West Point and an M.B.A. from the Wharton School.

    NINA B. MATIS has served as our (and our predecessor's) General Counsel since 1996 and Executive Vice President since November 1999. Ms. Matis is responsible for legal, tax, structuring and regulatory aspects of our operations and investment and financing transactions. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis is a director for Burnham Pacific, Inc. and a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, the Chicago Finance Exchange, the Urban Land Institute, REFF, the Chicago Real Estate Executive Women, The Chicago Network and The Economic Club of Chicago, and she is listed in both The Best Lawyers of America and Sterling's Who's Who. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law.

                         REPORT OF THE AUDIT COMMITTEE

    In connection with our financial statements for the fiscal year ended December 31, 2001, the Audit Committee has reviewed and discussed our audited financial statements with management and our independent auditors. We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended. We have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as amended, and have discussed with the independent public accountants their independence.

    Based on the reviews and discussions referred to above, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements referred to above and we recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

SUBMITTED BY THE AUDIT COMMITTEE:

    Willis Andersen, Jr. (Chairman)
    Robin Josephs
    Matthew J. Lustig

    The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

    The Board of Directors has delegated to the Compensation Committee responsibility for overseeing certain aspects of the Company's executive compensation program. The Compensation Committee is composed exclusively of independent directors. The four directors whose names appear at the end of this report comprise the Compensation Committee.

    The principal responsibilities of the Committee are:

    - To review management's recommendations and advise management and the Board of Directors on broad compensation policies such as salary ranges, long-term incentive plans and equity-based compensation programs.

    - To recommend to the Board of Directors base salaries, cash incentive bonuses, equity-based incentive awards and other compensation for the Chief Executive Officer and the President of the Company.

    - To approve base salaries, cash incentive bonuses, equity-based incentive awards and other compensation for other officers and employees of the Company with base salaries in excess of $100,000 per year.

    - To administer the Company's Long Term Incentive Plan (the "LTIP").

    - To perform such other duties and responsibilities pertaining to compensation matters as may be assigned to the Committee by the Board of Directors or the Chairman of the Board of Directors.

WHAT PROCEDURES DOES THE COMMITTEE FOLLOW?

    The Compensation Committee typically meets at the beginning of each year to consider senior management's recommendations for base salary adjustments, incentive bonuses and equity awards for officers and other eligible employees. We also meet periodically during the year to evaluate the performance of the Company and management relative to objectives and to perform our other functions. During 2001, we met frequently to review and consider new employment agreements for our Chief Executive Officer and our President and to consider the iStar Financial High Performance Unit Program.

WHAT IS OUR GENERAL COMPENSATION PHILOSOPHY?

    The Company's compensation structure is intended to achieve the following objectives:

    - To align shareholder interests and employee rewards.

    - To secure the long-term commitment of employees.

    - To attract and keep talented employees by providing competitive compensation.

    In accordance with these objectives, a significant part of executive compensation is "at risk," meaning that it is subject to the overall performance of the Company and the total return generated for the Company's shareholders. We believe that this approach best enables us to achieve our objectives and satisfy the interests of our shareholders.

    One primary performance measure that we use is the total rate of return to our shareholders, which we define as dividends paid (assuming reinvestment) plus appreciation in the price of our common stock. Since becoming a public company in March 1998, the Company has substantially outperformed several key indices that we consider relevant benchmarks. The following chart shows the total rate of return for the Company from March 18, 1998 through December 31, 2001 as compared to these indices. For purpose of this chart, we have assumed that our initial common stock price was $15.00 per share. This was the per share value that our predecessor private business received in March 18, 1998 when it contributed its approximately $1.1 billion of assets to the Company in exchange for 99% of the outstanding common stock.

                               TOTAL SHAREHOLDER RETURNS
                          MARCH 18, 1998 TO DECEMBER 31, 2001

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    TOTAL SHAREHOLDER RETURNS
(Assumes All Dividends Reinvested)
SFI                                 123.4
S&P 500                              10.9
Russell 1000 Financial Index          8.3
Morgan Stanley REIT Index            18.2

HOW DO WE COMPENSATE OUR CHIEF EXECUTIVE OFFICER?

    Jay Sugarman, our Chief Executive Officer, is compensated pursuant to an employment agreement entered into in March 2001, a copy of which has been publicly filed with the Securities and Exchange Commission. The agreement extends through March 30, 2004 and will be automatically renewed for successive one year terms unless the Company or Mr. Sugarman terminates the agreement.

    Under the agreement, Mr. Sugarman receives an annual base salary of $1.0 million. He may also receive a bonus, which is targeted to be an amount equal to Mr. Sugarman's base salary, if the Company achieves certain performance targets set by the Compensation Committee in consultation with Mr. Sugarman. The bonus award may be increased or reduced from the target depending upon the degree to which the performance goals are exceeded or are not met. The bonus amount may not exceed 200% of base salary. Mr. Sugarman's bonus was $800,000 for 2001. The bonus is reduced by the amount of any dividends paid to Mr. Sugarman in respect of phantom units (described below) awarded to Mr. Sugarman that have vested. Mr. Sugarman received $643,125 in such dividends in 2001.

    We also included long-term incentive compensation in Mr. Sugarman's agreement. The Company awarded Mr. Sugarman 2.0 million unvested phantom units, each of which notionally represents one share of the Company's common stock. We used phantom units because we did not have a sufficient number of shares available under the LTIP for options or restricted stock. The phantom units will vest on a contingent basis if the average closing price of the Company's common stock achieves certain levels (ranging from $25.00 to $37.00 per share) for 60 trading days. During 2001, 350,000 of the phantom units contingently vested. Units that have contingently vested do not become fully vested, meaning they are no longer subject to forfeiture, until March 2004, unless certain termination or change of control events occur. The units will be forfeited if the price of our common stock drops below a set floor. Mr. Sugarman is entitled to receive dividend equivalents on phantom units that have become contingently or fully vested. If contingently vested phantom units become fully vested units, the Company must deliver to Mr. Sugarman either a number of shares of common stock equal to the number of fully vested units or an amount of cash equal to the fair market value of that number of shares of common stock. Absent an earlier change of control or termination of employment, we do not expect to have to deliver shares of stock or cash to satisfy this obligation until March 2004.

    The Company also awarded Mr. Sugarman 750,000 stock options in 2001 which vest in equal installments of 250,000 shares in January 2002, 2003 and 2004, and have an exercise price of $19.6875 per share.

    In determining Mr. Sugarman's compensation under the employment agreement, the Committee retained the services of an independent firm of compensation experts to assist the Committee in compiling and evaluating compensation information for other chief executive officers in the commercial finance and real estate industries. In determining Mr. Sugarman's salary and bonus for 2001, the Committee set both qualitative and quantitative performance goals for Mr. Sugarman in the following areas:

    - Financial Performance--The Committee believes that long-term, consistent growth in the Company's adjusted earnings per share and return on equity are key performance measures.

    - Balance Sheet Considerations--The Committee believes that while the financial performance measurements described above are key, there should be a balance between meeting those measurements and maintaining a strong balance sheet. The Committee evaluates the amount, type and cost of leverage maintained by the Company throughout the year. In addition, the Committee considers the progress made toward achieving an investment-grade senior unsecured corporate credit rating.

    - Investment Origination Activity--The Committee evaluates the amount of new investments and the quality, diversity and risk parameters of the new investments. In this regard, the Committee reviews changes to the internal risk ratings of the portfolio.

    - Organizational Effectiveness and Relationship Management--In this category, the Committee reviews relations with employees, the Board of Directors and shareholders. The Committee also set a goal of developing an incentive compensation plan for senior management.

    The Committee concluded that Mr. Sugarman should receive a bonus of $800,000, which is reduced by the $643,125 of dividends paid to Mr. Sugarman in respect of his contingently vested phantom units. The Committee concluded that the Company's management team performed exceedingly well under unusually difficult market conditions in 2001, and that Mr. Sugarman's leadership was central to that performance. For example, the Committee noted that the Company's adjusted earnings grew by 7.9% and its return on common book equity grew to 18.1% in 2001, while the Company's balance sheet was strengthened. The Committee also observed that the Company originated approximately $1.2 billion in new investments in 2001, the overall risk ratings for the asset base were appropriate and the Company continued to experience no credit losses. Finally, the Committee evaluated the Company's relations with employees, the Board of Directors and shareholders. The Committee noted that Mr. Sugarman was instrumental in developing the High Performance Unit compensation program for senior management.

HOW DO WE COMPENSATE OUR EXECUTIVES, OTHER THAN THE CHIEF EXECUTIVE OFFICER?

    Our policy is to set salaries at levels we believe will attract, retain and motivate highly-competent individuals. In establishing base salary levels for the Company's key executives, we consider the executive's position and responsibility, experience, length of service with the Company, and overall performance, as well as the compensation practices of other companies in the markets where the Company competes for executive talent.

    We also award bonuses to executive officers based upon: (1) overall Company performance; (2) business segment or departmental performance; (3) individual performance; and (4) other factors we determine to be appropriate. Bonuses may be paid in the form of cash or, at the mutual election of the Company and the executive, restricted stock which generally is fully vested but subject to a restriction on transfer for one year from the date of the award. Bonuses for 2001 were paid in cash due to the extremely limited number of shares available for awards under the LTIP. As of December 31, 2001, there were approximately 250,000 shares available for awards under the LTIP. This limited availability under the LTIP is one of the reasons that we developed the High Performance Unit Program that is being recommended for approval in this proxy statement.

    During 2001, the Company granted 595,109 shares of restricted stock and
1.6 million stock options to its employees, including the shares of restricted stock and stock options granted to our Chief Executive Officer and to our President, as discussed below. The exercise price of each stock option awarded in 2001 is equal to the market price of the Company's common stock as of the date of the grant. All options vest in equal installments over three years from the date of grant. The LTIP limits the total number of shares reserved and available to be granted as options and other equity-based awards to no more than 9.00% of the Company's total outstanding shares of common stock, on a fully diluted basis.

    In April 2001, we entered into a three-year employment agreement with Spencer B. Haber, our President and Chief Financial Officer, a copy of which has been publicly filed with the Securities and Exchange Commission. Under this agreement, Mr. Haber's compensation consists of an award of 500,000 restricted shares of common stock which will vest if the Company meets designated performance levels. Specifically, the vesting of the shares is a function of the total return realized by the Company's common shareholders, as measured by cumulative dividends declared and paid on our common stock from and after January 1, 2001 and the market price of our common stock. A portion of the shares, up to 150,000, will become contingently vested if there is a positive total shareholder return of up to 29.99% as of a measurement date contemplated by the agreement. Portions of the remaining shares will contingently vest if the total return is between 30.00% and 60.00%. Contingently vested shares will become fully vested shares, meaning that they are no longer subject to forfeiture, if Mr. Haber remains employed through April 2004. Contingently vested shares will become fully vested before April 2004 if there is a change of control event or if Mr. Haber's employment terminates under certain circumstances. In addition, the entire 500,000 share grant will automatically become fully vested on September 30, 2002 if the maximum shareholder total return of 60.00% is achieved for 60 consecutive calendar days on or prior to September 30, 2002. For a complete description of the circumstances under which restricted shares will vest, please read the section entitled "Employment Agreements" contained elsewhere in this Proxy Statement. None of the shares will vest (regardless of the total rate of return to shareholders) if Mr. Haber voluntarily terminates his employment without good reason before September 30, 2002. Mr. Haber will receive dividends on the entire share grant during the term of the agreement if and when we declare and pay dividends on our common stock generally, whether or not such shares have vested at the time the dividends are paid. Mr. Haber received $918,750 in such dividends during 2001.

    Employee compensation also includes various benefits, such as health insurance plans and profit sharing and retirement plans in which substantially all of the Company's employees participate. At the present time, the only plans in effect are health, life and disability insurance plans and a 401(k) plan.

HOW DO WE COMPENSATE NON-EMPLOYEE DIRECTORS?

    In order to align the interests of our shareholders and our directors, the Company grants annually to each of its directors who is neither an employee of the Company or Starwood Capital Group L.L.C. an option to buy 10,000 shares of the Company's common stock at an exercise price equal to the market price on the date of the grant, which is usually the date of our annual shareholders meeting, or a number of shares that is equivalent in value to 10,000 options. We believe that the Company's compensation structure for directors is consistent with the compensation structure for non-employee directors of comparable companies.

SUBMITTED BY THE COMPENSATION COMMITTEE:

    Robin Josephs (Chairperson)
    Matthew J. Lustig
    John G. McDonald
    Stephen B. Oresman

    The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

EXECUTIVE COMPENSATION SUMMARY TABLE

    The following table sets forth the compensation awarded, earned by, or paid to Jay Sugarman, our Chief Executive Officer, and our four other most highly-compensated officers during the fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999, respectively. For the period from January 1, 1999 to November 4, 1999, none of our officers received any compensation directly from us. All compensation paid to our officers in respect of their services rendered to us during that period was paid by our former external advisor.

                                              ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                               -------------------------------------------------   -----------------------------------------
                                                                                                  SECURITIES
                                                                                    RESTRICTED    UNDERLYING     ALL OTHER
                                                                   OTHER ANNUAL       STOCK        OPTIONS/    COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR     SALARY ($)   BONUS ($)   COMPENSATION    AWARDS($)(1)    SARS(2)          ($)
---------------------------    --------   ----------   ---------   -------------   ------------   ----------   -------------
Jay Sugarman.................    2001     $1,009,058   $156,875      $643,125(3)   $         0     750,000          $0
  Chairman and                   2000        225,000    750,000             0                0     500,000           0
  Chief Executive Officer        1999        225,000          0             0                0     509,510           0

Spencer B. Haber.............    2001     $  427,646   $      0      $918,750(4)   $11,535,000(5)        0          $0
  President and                  2000        225,000    500,000             0                0     100,000           0
  Chief Financial Officer        1999        225,000          0             0          247,500     152,853           0

Timothy J. O'Connor..........    2001     $  220,500   $375,000      $      0      $         0     100,000          $0
  Executive Vice President       2000        210,000          0             0          385,000      50,000           0
  and Chief Operating Officer    1999        200,000          0             0          330,000      59,443           0

Jeffrey R. Digel.............    2001     $  210,000   $375,000      $      0      $         0     100,000          $0
  Executive Vice President       2000        200,000          0             0          357,500      50,000           0
                                 1999        100,000          0             0          275,000      16,984           0

Roger M. Cozzi...............    2001     $  200,000   $375,000      $      0      $         0     100,000          $0
  Senior Vice President          2000        150,000          0             0          330,000      50,000           0
                                 1999        100,000          0             0          220,000      59,443           0

--------------------------

(1) Pursuant to our annual incentive bonus program for 1999 and 2000, an employee had the opportunity to elect to receive 110% of his or her annual bonus in the form of restricted shares of our common stock, rather than cash, based on the fair market value of the common stock on the date of the bonus award. The shares are fully vested, which means that the recipient has voting rights and the rights to receive dividends in respect of the shares, but the shares are subject to a restriction on transfer for one year from the date of the award. The amounts shown represent the value of shares issued to the named officers, before taxes and other applicable withholdings, multiplied by 110% of the market value of our common stock on the date of the award. At December 31, 2001, the named executive officers held an aggregate of 572,980 shares of restricted stock with an aggregate value of $14.3 million, based on the market value of our common stock on December 31, 2001.

(2) The number of securities underlying options granted prior to November 3, 1999 has been adjusted to give effect to the 1.0 million share common stock dividend paid by us to each of our shareholders on that date.

(3) Represents the aggregate amount of notional dividends paid to Mr. Sugarman in respect of 350,000 phantom units which contingently vested in 2001.

(4) Represents the aggregate amount of dividends paid to Mr. Haber, in lieu of salary and bonus, in respect of 500,000 restricted shares awarded to
    Mr. Haber in 2001. For financial statement purposes, such dividends were accounted for in a manner consistent with the Company's normal common stock dividends as a reduction to retained earnings.

(5) These restricted shares were awarded to Mr. Haber pursuant to an employment agreement dated as of April 1, 2001. The vesting of these shares is a function of the total rate of return realized by our shareholders. As of the date of this proxy statement, none of these shares is vested. See the Report of Compensation Committee contained in this proxy statement for a detailed discussion of the vesting provisions of these shares.

AGGREGATE OPTION EXERCISES IN 2001 AND FISCAL YEAR-END OPTION VALUES

    The following table presents information for the named officers relating to stock option exercises during 2001 and the value of unexercised stock options at the end of the year.

                                                                     NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                                                                    UNDERLYING UNEXERCISED     THE-MONEY OPTIONS AT
                                                                    OPTIONS AT FISCAL YEAR     FISCAL YEAR END ($)
                       SHARES ACQUIRED ON                            END (#) EXERCISABLE/          EXERCISABLE/
NAME                      EXERCISE (#)      VALUE REALIZED ($)(1)       UNEXERCISABLE            UNEXERCISABLE(2)
----                   ------------------   ---------------------   ----------------------   ------------------------
Jay Sugarman.........        338,066              $3,216,135              0/1,421,444             $0/$10,095,540
Spencer B. Haber.....        186,186              $1,374,833                 0/66,667             $ 0/$  538,336
Timothy J. O'Connor..         90,264              $  989,773                0/133,333             $ 0/$  795,414
Jeffrey R. Digel.....         61,957              $  704,479                0/133,333             $ 0/$  795,414
Roger M. Cozzi.......         89,730              $1,016,213                0/133,333             $ 0/$  795,414

--------------------------

(1) Based on market value of underlying securities at exercise, minus the option exercise price.

(2) Based on market value of underlying securities on December 31, 2001, minus the option exercise price.

STOCK OPTION/SAR GRANTS IN 2001

    The following table sets forth information for the named officers relating to stock option and SAR grants during 2001.

                                                 % OF
                                                TOTAL
                            NUMBER OF          OPTIONS
                           SECURITIES         GRANTED TO
                       UNDERLYING OPTIONS/   EMPLOYEES IN   EXERCISE PRICE   MARKET PRICE ON                     GRANT DATE
NAME                     SARS GRANTED(1)     FISCAL YEAR     (PER SHARE)       GRANT DATE      EXPIRATION DATE    VALUE(2)
----                   -------------------   ------------   --------------   ---------------   ---------------   ----------
Jay Sugarman.........         750,000(3)        46.37%         $19.6875         $  24.90          1/2/2011       $1,987,996
Spencer B. Haber.....             N/A             N/A               N/A              N/A               N/A              N/A
Timothy J. O'Connor..         100,000            6.18%         $19.6875         $19.6875          1/2/2011       $   75,970
Jeffrey R. Digel.....         100,000            6.18%         $19.6875         $19.6875          1/2/2011       $   75,970
Roger M. Cozzi.......         100,000            6.18%         $19.6875         $19.6875          1/2/2011       $   75,970

------------------------------

(1) Except as described in footnote 3, all options were granted effective January 2, 2001 and vest in equal annual installments over three years. If the employee's employment is terminated without cause, or if there is a change of control event, the options will become immediately vested. Each option has a ten-year term and will expire earlier if the employee's employment terminates (in such event, the expiration date depends upon the reason for the termination).

(2) Values have been calculated using the Black-Scholes option pricing model as of the grant dates. For Mr. Sugarman, the values assume a 20.30% volatility rate, a 4.72% U.S. Treasury rate and a 9.69% dividend yield, and for Messrs. O'Connor, Digel and Cozzi, a 20.83% volatility rate, a 4.96% U.S. Treasury rate and a 12.00% dividend yield.

(3) These options were granted effective March 2, 2001 based on an exercise price of $19.6875, the closing price for the Company's common stock on
    January 2, 2001 and the exercise price underlying the annual options awards granted to the Company's other employees in January 2001.

LONG-TERM INCENTIVE AWARDS IN 2001

    The following table sets forth information for our Chief Executive Officer relating to a grant of phantom units in 2001:

                                            NUMBER OF PHANTOM UNITS   PERFORMANCE PERIOD UNTIL
NAME                                                  (#)                     VESTING
----                                        -----------------------   ------------------------
Jay Sugarman..............................         2,000,000          March 31, 2004

    Mr. Sugarman was awarded the phantom units pursuant to an employment agreement dated as of March 31, 2001. Each phantom unit notionally represents one share of the Company's common stock.

These phantom units will vest in installments of 350,000 units, 650,000 units, 600,000 units and 400,000 units on a contingent basis if the 60-day average closing price of the Company's common stock achieves thresholds of $25.00, $30.00, $34.00 and $37.00 per share, respectively. During 2001, 350,000 of the phantom units contingently vested. Units that have contingently vested generally will not become fully vested until the end of the three-year term of the employment agreement under which they were issued except upon certain termination or change of control events. Further, if the average stock price drops below specified levels for the 60 days before the units fully vest, they will be forfeited. Mr. Sugarman is entitled to receive a payment equal to the amount of dividends declared and paid by the Company on a number of shares of common stock equal to the number of phantom units that have become contingently or fully vested. Such dividends shall be deemed an offset to any annual bonus awarded to Mr. Sugarman by the Compensation Committee. When and if contingently vested phantom units become fully vested units, the Company must deliver to Mr. Sugarman either a number of shares of common stock equal to the number of fully vested units or an amount of cash equal to the fair market value of that number of shares of common stock. See the Report of Compensation Committee contained elsewhere in this proxy statement for a further discussion of the vesting provisions of these units.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee oversees, reviews and approves the compensation of our directors and officers. The Compensation Committee also administers our incentive plans. Ms. Josephs and Messrs. Lustig, McDonald and Oresman currently serve on the Compensation Committee, with Ms. Josephs serving as Chairperson.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Directors, officers and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

    To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2001, all
Section 16(a) filing requirements applicable to our directors, officers and greater than 10% beneficial owners were complied with, with the exception of a report filed on January 7, 2002 on behalf of Mr. Sugarman reporting the acquisition of 338,066 shares pursuant to the exercise of stock options on November 16, 2001, which was required to be filed by December 10, 2001.
Mr. Sugarman paid the exercise price for such shares out of personal funds and has not sold any of the shares underlying the options as of the date of this proxy statement.

DIRECTORS' COMPENSATION

    The directors who are our officers or employees, or officers or employees of Starwood Capital Group, L.L.C., do not receive any compensation from us. Each other director receives a fee of $20,000 per year, which is paid in quarterly installments, as well as an additional fee of $2,000 for each meeting of our Board of Directors which he or she attends in person, $1,000 for each meeting of our Board of Directors which he or she attends telephonically, and $1,000 ($1,500 for chairperson) for each committee meeting which he or she attends, either personally or telephonically. Directors are also reimbursed for reasonable expenses incurred in attending meetings or incurred as a result of other work performed for us. Each director who is not one of our officers or employees or an officer or employee of Starwood Capital Group is also granted annually an option to buy 10,000 shares of our common stock at an exercise price equal to the market price on the date of the grant, or a number of shares that is equivalent in value to 10,000 options. Such options and shares are immediately exercisable or saleable.

    In consideration of her considerable efforts on behalf of the Compensation Committee in 2001 with regard to the negotiation, analysis and documentation of the employment agreements entered into by us with our Chief Executive Officer and our President, the members of the Compensation Committee (other than Ms. Josephs) recommended, and the non-employee members of our Board of Directors approved, the payment of a special fee of $200,000 to Ms. Josephs in September 2001.

    iStar Financial and each of our directors and executive officers have entered into indemnification agreements. The indemnification agreements provide that we will indemnify the directors and the executive officers to the fullest extent permitted by our Amended and Restated Charter and Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as our director, officer or agent, or by reason of their serving as a director, officer or agent of another company at our request. We will not indemnify the directors and executive officers if it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit, or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful. In addition, we will not indemnify the directors and executive officers for a proceeding brought by a director or officer against us, except to enforce indemnification. If an amendment to the Amended and Restated Charter or Maryland law with respect to removal of limitations on indemnification is approved, the indemnification agreements will be amended accordingly. We are not required to indemnify any director or executive officer for liabilities: (1) for which he or she has already been unconditionally reimbursed from other sources, or
(2) resulting from an accounting of profits under Section 16(b) of the Securities Exchange Act of 1934. In addition, we have obtained director and officer insurance for our directors and executive officers.

EMPLOYMENT AGREEMENTS

    As discussed in the Report of our Compensation Committee, in March 2001, we entered into a three-year employment agreement with Jay Sugarman, our Chairman of the Board and Chief Executive Officer. In addition to the compensation provisions described in the Report of Compensation Committee, the agreement also provides that if Mr. Sugarman resigns without good reason before the later of the term of the agreement or one year after a change of control, 50.00% (or 75.00% if we elect to extend the non-competition provisions of the agreement for an additional year) of Mr. Sugarman's contingently vested units will become fully vested. Mr. Sugarman will forfeit all units not fully vested if he is terminated with cause. If Mr. Sugarman is terminated without cause, resigns for good reason, or is terminated or resigns due to death or disability (together, an "involuntary termination"), before the later of the term of the agreement or one year after a change of control that occurs on or before March 30, 2004, all of Mr. Sugarman's contingently vested units will become fully vested and, to the extent Mr. Sugarman is terminated without cause or resigns for good reason, any units that contingently vest within 30 days of the termination date will also become fully vested. If events leading to a change of control commence on or before March 30, 2004 and within 90 days of an involuntary termination, and a related change of control actually occurs within 270 days of such commencement, then all units that have contingently vested as of the date of the change of control will become fully vested. If Mr. Sugarman remains employed by us through the first anniversary of a change of control that occurs during the initial term of the agreement, all of his contingently vested units will become fully vested.

    Notwithstanding the other provisions of the agreement, if a change of control occurs prior to March 30, 2004, then 250,000 units of any units that contingently vest due to the change of control will be forfeited if Mr. Sugarman does not remain employed by us through the earliest of the first anniversary of the change of control, the occurrence of a subsequent change of control or the involuntary termination of his employment.

    If Mr. Sugarman's employment is terminated without cause or if he resigns within 90 days after the first anniversary of a change of control, we will pay him a lump sum of $2.0 million. If Mr. Sugarman resigns for good reason, we will pay him a lump sum of $5.0 million. If Mr. Sugarman remains employed by us through the first anniversary of a change of control that occurs on or before March 30, 2004, or if an involuntary termination occurs in connection with, or within the year following, a change of control, Mr. Sugarman will be entitled to a retention payment if less than 17.50% of his units have contingently vested on or before the change of control date. The amount of the retention payment will equal: (1) if no units have vested, the product of the excess of the change of control price over $19.69, multiplied by 2.0 million, or (2) if 17.50% of the units have vested, 50.00% of the amount described in clause (1).

    We have agreed to pay Mr. Sugarman amounts necessary to cover the excise tax obligations, if any, resulting from a change of control. In addition, during the term of Mr. Sugarman's agreement, we have agreed to nominate him to serve as our Chairman of the Board of Directors and Chief Executive Officer. Mr. Sugarman has agreed that, during the term of his employment and for 12 months (or 24 months under certain circumstances) thereafter, he will not engage in a business that directly and materially competes with us, and he will not solicit any of our borrowers, lenders or employees.

    Messrs. Dishner, Grose, Kleeman and Sternlicht abstained from voting on the resolution to approve Mr. Sugarman's employment agreement.

    We are also party to an employment agreement with our President, Spencer B. Haber. In addition to the compensation provisions of the agreement described in the Report of Compensation Committee, the agreement also provides that if Mr. Haber resigns with good reason at any time, the 500,000 shares of restricted stock awarded to him under the agreement will become fully vested. If Mr. Haber is terminated without cause before October 1, 2002, then either 250,000 of his shares will vest or, if greater, an amount based upon the total shareholder return as of the date of termination. If Mr. Haber is terminated without cause after October 1, 2002, Mr. Haber will retain any shares that have vested at the time of termination, or, if greater, a fixed number of shares up to 500,000 depending upon when the termination occurs. If Mr. Haber resigns without good reason or is terminated for cause before October 1, 2002, he will forfeit the entire share award. Mr. Haber will forfeit all unvested shares and 50.00% of all vested shares, if any, if he is terminated for cause after October 1, 2002.

    If Mr. Haber voluntarily resigns without good reason after September 30, 2002, then some or all of his restricted shares will become fully vested on such date, depending upon the level of total shareholder returns that have been achieved at that date. In this event, the Company would incur a one-time net earnings charge (which would affect our net income and adjusted earnings per share) equal to the then market value of the shares that became fully vested.

    If we achieve a total shareholder return of 60.00% for any 60 consecutive calendar days before October 1, 2002, Mr. Haber's entire 500,000 share award will automatically become fully vested.

    If a change of control occurs, Mr. Haber's shares will vest in whole or in part depending upon the valuation of our common stock implied by the change of control transaction. Mr. Haber will forfeit the entire share grant if he resigns without good reason during the six months following a change of control. If
Mr. Haber is terminated without cause and within 90 days thereafter we agree to complete, or actually do complete, a change of control transaction, then, upon consummation of the transaction, the share grant he received for having been terminated without cause will be increased, if necessary, to reflect what he would have received under the agreement had he been employed on the change of control date.

    We have agreed to pay Mr. Haber amounts necessary to cover the excise tax obligations, if any, resulting from a change of control. In addition, during the term of Mr. Haber's agreement, we have agreed to nominate him to serve as one of our directors. Mr. Haber has agreed that, during the term of his employment and for 12 months thereafter, unless he is terminated without cause, he will not engage directly or indirectly in a business that competes directly and materially with us and he will not act as a principal in one of our core businesses, nor will he solicit any of our employees.

    SOFI IV Management, L.L.C. and Starwood Capital Group I, L.P., each a beneficial owner of our common stock, and Jay Sugarman entered into an agreement with us whereby they agreed to reimburse us, through the delivery of cash or shares, for the value of any shares granted to Mr. Haber pursuant to his employment agreement in excess of 350,000 shares, less the value of any tax benefits realized by the Company or its shareholders on account of compensation expense deductions.

EFFECTS ON EARNINGS PER SHARE AND NET INCOME OF FULL VESTING UNDER EMPLOYMENT
  AGREEMENTS

    The following are hypothetical illustrations of the effects on our net income and adjusted earnings per share of the full vesting of phantom units and restricted shares under the employment agreements with our Chief Executive Officer and our President. These hypothetical illustrations are necessarily based upon assumptions about our stock price, dividend rate and diluted weighted average number of outstanding shares. The actual effects on our net income and adjusted earnings per share will be based upon the actual results with respect to each of these variables.

    During the year ended December 31, 2001, 350,000 phantom units awarded to our Chief Executive Officer became contingently vested. Absent an earlier change of control or termination of employment, these 350,000 units will not become fully vested until March 31, 2004. Assuming that the market price of our common stock on March 31, 2004 is $24.95 (which was the market price of our common stock on December 31, 2001), the Company would incur a one-time charge to both net income and adjusted earnings at that time equal to $8.7 million (the fair market value of the 350,000 units at $24.95 per share). Assuming that there are
90.0 million diluted weighted average shares of common stock outstanding on March 31, 2004, the effect of the one-time charge on our adjusted earnings per share would be $0.0970 per share.

    The earliest that restricted shares awarded to our President can become fully vested is pursuant to a voluntary resignation after September 30, 2002 or a 60.00% total shareholder return before October 1, 2002, each as described above, absent an earlier change of control or termination of employment. Using October 1, 2002 and December 31, 2002 as hypothetical vesting dates, and assuming that: (1) the price of our common stock on those dates is $24.95 (which was the market price of our common stock on December 31, 2001), and (2) a common stock dividend payment rate of $0.63 per quarter, then between 366,851 shares and 427,782 shares would become fully vested on October 1, 2002 and December 31, 2002, respectively. We would incur a one-time charge to both net income and adjusted earnings of $9.2 million (for vesting on October 1, 2002) or $10.7 million (for vesting on December 31, 2002), in each case representing the fair market value of the shares on the date they become fully vested. Assuming that there are 90.0 million diluted weighted average shares of common stock outstanding on both October 1, 2002 and December 31, 2002, the effect on our adjusted earnings per share would be $0.1017 per share and $0.1186 per share, respectively.

PERFORMANCE GRAPH

    The following graph compares the total cumulative shareholder returns on our common stock from December 31, 1996 to December 31, 2001 to that of: (1) the Russell 1000 Financial Services Index (the "Russell Index"), a capitalization-weighted index of 1,000 companies that provide financial services; and (2) the Standard & Poor's 500 Index (the "S&P 500").

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        RUSSELL 1000 FIN. SERV.  S&P 500 INDEX   SFI
Dec-96                   100.00         100.00  100.00
Dec-97                   147.80         133.40  350.00
Dec-98                   161.10         171.50  582.10
Dec-99                   166.30         207.50  175.40
Dec-00                   210.00         188.60  231.20
Dec-01                   180.50         166.20  322.50

------------------------

* On June 12, 1998, the Frank Russell Company announced that we would be included in the Russell 1000 and Russell 3000 equity indices. From the time of our inclusion in the Russell indices through the time of the announcement that we had agreed to acquire TriNet in June 1999, our reported share price was highly volatile, and trading volume relatively low due to the very limited number of shares available for trading at that time. Specifically, we believe that index funds that were required to mirror the Russell indices' performance purchased a large portion of the limited number of shares of our common stock available in the public float. Those purchases, combined with the limited availability of the shares at that time, resulted in a dramatic increase in the "market" price for the common stock shortly after the June 12, 1998 announcement.

ACCOUNTING FEES AND SERVICES

    Fees paid to PricewaterhouseCoopers LLP, our independent auditors, during the last fiscal year were as follows:

Audit Fees: Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of the Company's consolidated financial statements and the separate financial reporting for the Company's leasing subsidiary as of and for the year ended December 31, 2001, and its limited reviews of the unaudited consolidated interim financial statements for each of these entities, were approximately $590,000.

Financial Information Systems Design and Implementation Fees: During the year ended December 31, 2001, PricewaterhouseCoopers LLP rendered no professional services to the Company, its subsidiaries or joint ventures in connection with the design and implementation of financial information systems.

All Other Fees: In addition to the fees described above, aggregate fees of approximately $596,000 were billed by PricewaterhouseCoopers LLP during the year ended December 31, 2001, primarily for the following professional services:

Audit-related services (1)..................................  $193,000
Income tax compliance and related tax services..............  $362,000
Other services (2)..........................................  $ 41,000

--------------------------

(1) Audit-related fees include fees for issuance of consents and comfort letters for filings initiated by the Company (e.g., a shelf registration and related debt offering), mortgage servicing compliance reports, audits of wholly-owned consolidated secured financing subsidiaries, and the Company's pro rata portion of fees for audits of unconsolidated joint ventures.

(2) Primarily relates to audit-related fees for the issuance of consents and comfort letters and assistance with the registration statement for the resale of securities paid for by certain selling shareholders.

    The Audit Committee has determined that the provision of non-audit services by our independent auditors is compatible with maintaining the accounting firm's independence.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information available to us as of April 3, 2002 with respect to any common stock owned by our directors and executive officers, and any individual or group of shareholders known to be the beneficial owner of more than 5.00% of the issued and outstanding common stock. This table reflects options that are exercisable within 60 days of the date of this proxy statement. There are no other of our directors, nominees for director or executive officers who beneficially own common stock.

                                                                COMMON STOCK      % OF BASIC COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                      BENEFICIALLY OWNED   STOCK OUTSTANDING
---------------------------------------                      ------------------   -----------------
Jay Sugarman(2)............................................       1,519,935(3)           1.73%
Spencer B. Haber(2)........................................         639,297(4)              *
Willis Andersen, Jr.(5)....................................          63,699(6)              *
Jeffrey G. Dishner(7)......................................         257,613(8)              *
Andrew L. Farkas(2)........................................          10,000(9)              *
Madison F. Grose(7)........................................        276,211(10)              *
Robert W. Holman, Jr.(5)...................................        562,481(11)              *
Robin Josephs(12)..........................................         15,398(13)              *
Merrick R. Kleeman(7)......................................         442,354(8)              *
H. Cabot Lodge III(2)......................................        203,991(14)              *
William M. Matthes(15).....................................         25,095(16)              *
John G. McDonald(5)........................................         71,400(17)              *
Stephen B. Oresman(2)......................................         55,995(18)              *
George R. Puskar(5)........................................         46,650(19)              *
SOFI-IV SMT Holdings, L.L.C. and affiliates(7).............     34,388,338(20)          39.05%
Barry S. Sternlicht(7).....................................     35,773,225(21)          40.63%
Lazard Freres Real Estate Fund II L.P.(22).................      3,031,519(23)           3.44%
Lazard Freres Real Estate Offshore Fund II L.P.(24)........      1,916,999(23)           2.18%
LF Offshore Investment L.P.(24)............................      1,164,647(23)           1.32%
Matthew J. Lustig(5).......................................      3,031,519(25)           3.44%
All executive officers, directors and nominees for director
  as a group (16 persons)**................................        42,995,028           48.83%

------------------------

*   Less than 1.00%.

** Includes 34,388,338 shares held by SOFI-IV SMT Holdings, L.L.C., as to which beneficial ownership is disclaimed. If these shares were excluded, the percentage of common stock outstanding owned by all executive officers, directors and nominees for director as a group would have been 9.77%.

(1) Except as otherwise indicated and subject to applicable community property laws and similar statutes, the person listed as the beneficial owner of shares has sole voting power and dispositive power with respect to the shares.

(2) iStar Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.

(3) Includes 416,667 shares of common stock subject to options that are exercisable by Mr. Sugarman within 60 days.

(4) Includes 33,334 shares of common stock subject to options that are exercisable by Mr. Haber within 60 days.

(5)  iStar Financial Inc., One Embarcadero Center, San Francisco, CA 94111.

(6) Includes 54,500 shares of common stock subject to options that are exercisable by Mr. Andersen within 60 days.

(7)  591 West Putnam, Greenwich, CT 06830.

(8) Includes 84,528 shares of common stock subject to options that are exercisable be each of Messrs. Dishner and Kleeman within 60 days.

(9)  All of these options are exercisable by Mr. Farkas within 60 days.

(10) Includes 84,595 shares of common stock subject to options that are exercisable by Mr. Grose within 60 days and 165 shares of common stock owned by Mr. Grose's spouse.

(11) Includes 304,050 shares of common stock subject to options that are exercisable by Mr. Holman within 60 days.

(12) 1420 North Lake Shore Drive, Chicago, IL 60610.

(13) Includes 15,095 shares of common stock issuable upon the exercise of outstanding options and 303 shares of common stock owned by Ms. Josephs'
    spouse.

(14) Includes 113,334 shares of common stock subject to options that are exercisable by Mr. Lodge within 60 days.

(15) Four Embarcadero Center, Suite 3640, San Francisco, CA 94111.

(16) Includes 25,095 shares of common stock issuable to Mr. Matthes upon the exercise of outstanding options.

(17) Includes 61,400 shares of common stock subject to options that are exercisable by Mr. McDonald within 60 days.

(18) Includes 54,500 shares of common stock subject to options that are exercisable by Mr. Oresman within 60 days.

(19) Includes 33,800 shares of common stock subject to options that are exercisable by Mr. Puskar within 60 days.

(20) SOFI-IV SMT Holdings, L.L.C. is a private investment fund whose investors include pension funds and other accredited investors. Starwood Opportunity
    Fund IV, L.P. is the sole member and manager of SOFI-IV SMT Holdings, L.L.C. SOFI IV Management, L.L.C. is the general partner of Starwood Opportunity Fund IV, L.P. Starwood Capital Group, L.L.C. is the general manager of SOFI IV Management, L.L.C. Each of these entities shares voting and dispositive power of the shares of common stock owned by SOFI-IV SMT Holdings, L.L.C. Each of Starwood Opportunity Fund IV, L.P., SOFI-IV Management, L.L.C. and Starwood Capital Group, L.L.C. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest in them.

(21) Mr. Sternlicht owns 1,376,887 shares of common stock either directly or through a family foundation. Based upon the Securities and Exchange
    Commission's definition of "beneficial ownership," Mr. Sternlicht is deemed to be the beneficial owner of 34,396,338 additional shares of common stock, including 34,388,338 shares directly held by SOFI-IV SMT Holdings, L.L.C. and 8,000 shares held by Starwood Capital Group L.L.C. Beneficial ownership of these additional shares is attributed to Mr. Sternlicht by virtue of his interests in Starwood Capital Group, L.L.C., of which Mr. Sternlicht is the general manager. Mr. Sternlicht has sole voting and dispositive power of all of the shares of common stock beneficially owned by Starwood Capital Group, L.L.C. Mr. Sternlicht disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in them.

(22) 30 Rockefeller Center, New York, New York 10020.

(23) The common stock deemed to be beneficially owned by these holders reflects the shares of common stock that may be acquired by them upon exercise of warrants. The following information has been provided in a Schedule 13D filed with the Securities and Exchange Commission. Lazard Freres Real Estate Investors L.L.C. ("LFREI"), as the sole general partner of Lazard Freres Real Estate Fund II L.P. ("Onshore"), and Lazard Freres & Co. L.L.C. ("LFC"), as the managing member of LFREI, may be deemed to beneficially own the warrants and the shares of common stock that Onshore may acquire upon exercise of its warrants. LFC disclaims beneficial ownership of the warrants and such shares of common stock. LFREI is also the investment adviser to Lazard Freres Real Estate Offshore Fund II L.P. ("Offshore I") and LF Offshore Investment, L.P. ("Offshore II"), but has no right to bind them or otherwise direct their actions. LFREI disclaims beneficial ownership of the warrants and shares of common stock that Offshore I or Offshore II may acquire upon exercise of their respective warrants. LF Real Estate Investors Company ("LFREIC"), as the sole general partner of Offshore I and Offshore II, may be deemed to beneficially own the warrants and the shares of common stock that Offshore I and Offshore II may acquire upon exercise of their respective warrants.

(24) c/o Maples & Calder, Attorneys-at-Law, Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies.

(25) Mr. Lustig is a managing principal of LFREI and a Managing Director of LFC. LFC is the managing member of LFREI. LFREI is the sole general partner of
    Onshore. Onshore beneficially owns 3,031,519 of our shares that may be acquired upon exercise of warrants. Mr. Lustig disclaims any and all beneficial ownership of the shares except to the extent of his indirect pecuniary interest as an officer and director of LFREI and LFC.

OTHER MATTERS

WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2003 ANNUAL MEETING?

    Shareholder proposals intended to be presented at the 2003 annual meeting must be sent in writing, by certified mail, return receipt requested, to us at our principal office, addressed to our Secretary, and must be received by us no later than January 1, 2003, for inclusion in the 2003 proxy materials.

ARE THERE ANY OTHER MATTERS COMING BEFORE THE 2002 ANNUAL MEETING?

    Our management does not intend to bring any other matters before the annual meeting and knows of no other matters that are likely to come before the meeting. In the event any other matters properly come before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their best judgment on such matters.

    The Company urges you to submit your vote on the accompanying proxy card by completing, signing, dating and returning it in the accompanying postage-paid return envelope at your earliest convenience, whether or not you presently plan to attend the meeting in person.

                                          By Order of the Board of Directors

                                          [LOGO]
                                          Geoffrey Dugan
                                          Assistant Secretary
                                          New York, New York
                                          April 8, 2002

                                      PROXY

                      THIS PROXY IS SOLICITED ON BEHALF OF
                            THE BOARD OF DIRECTORS OF
                              iSTAR FINANCIAL INC.
                     1114 AVENUE OF THE AMERICAS, 27TH FLOOR
                            NEW YORK, NEW YORK 10036


PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 29, 2002. TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF iSTAR FINANCIAL INC., SIGN AND DATE THE REVERSE SIDE OF THIS CARD WITHOUT CHECKING ANY BOX.

The undersigned holder of shares of common stock, 9.375% Series B Cumulative Redeemable Preferred Stock, 9.20% Series C Cumulative Redeemable Preferred Stock and/or 8.00% Series D Cumulative Redeemable Preferred Stock of iStar Financial Inc., a Maryland corporation (the "Company"), hereby appoints Jay Sugerman and Spencer B. Haber, or either of them, with full power of substitution in each, to attend and to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders to be held on May 29, 2002, at 8:30 a.m, local time, at The Sofitel Hotel, 45 West 44th Street, New York, New York, 10036 and at any adjournments or postponements thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given with respect to such meeting. Capitalized terms not otherwise defined have the meanings given in the proxy statement to which this proxy relates.


                                                               -----------------
                                                                  SEE REVERSE
                                                                      SIDE
                                                               -----------------

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  /X/  Please mark
       votes as in
       this example.

TO WITHHOLD AUTHORITY FOR ANY NOMINEE, STRIKE A LINE THROUGH SUCH NOMINEE'S NAME. If a nominee becomes unavailable for election or unable to serve as a Director, the vote will be cast for a person that will be designated by the Board of Directors of the Company.

1.  The election of eight     FOR      WITHHELD
    members of the            / /        / /         Nominees:
    Board of Directors.                              Jeffrey G. Dishner, Andrew L. Farkas, Madison F. Grose,
                                                     Robert W. Holman, Jr., Robin Josephs, Merrick R. Kleeman,
                                                     Matthew A. Lustig and George R. Puskar.

   For, except vote withheld from the following nominee(s):


  _______________________________________________________

                                                     FOR      AGAINST      ABSTAIN
2.  Approval and adoption of the iStar Financial     / /        / /          / /
    Inc. High Performance Unit Program.


3.  Ratification of the appointment of               / /        / /          / /
    PriceWaterhouseCoopers LLP as the
    Company's independent accountants for the fiscal year ending December 31, 2002.

    In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the annual meeting, or any adjournments or postponements thereof.


This proxy, when properly executed, will be voted in the manner as described herein by the undersigned shareholder. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person. The undersigned shareholder hereby acknowledges receipt fo the notice of annual meeting of shareholders and proxy statement.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

______________________________________________________________


______________________________________________________________
  SIGNATURE(S)                                   DATE



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